Exhibit 99.1

CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Eric Boyriven, Bob Joyce
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE ANNOUNCES GLOBAL RESTRUCTURING PLAN

ATLANTA, Georgia, December 30, 2008 – Interface, Inc. (Nasdaq: IFSIA) today announced restructuring actions as part of the Company’s plan to reduce costs across its global operations in response to softening demand.

Pursuant to the Company’s restructuring plan, Interface will cease manufacturing operations at its facility in Belleville, Canada, and reduce its worldwide employee base by a total of approximately 530 employees in the areas of manufacturing, sales and administration.  The headcount reductions amount to about 14% of the Company’s worldwide workforce.  The Company will retain its sales and distribution presence in Canada and will source products from other Interface facilities to service customers in the region.  As a result of the restructuring, Interface expects annualized cost savings of approximately $30 million.

Interface plans to complete the restructuring activities in the first quarter of 2009 and expects to report a pre-tax restructuring charge in the fourth quarter of 2008 of approximately $11 million related to employee severance, asset impairment related to the manufacturing cessation in Canada and other exit costs.  Approximately $8.5 million of the restructuring charge will be cash expenditures, primarily severance expense.

“Interface continues to be focused on reducing expenses, increasing operational efficiencies and generating cash for debt reduction,” said Daniel T. Hendrix, President and Chief Executive Officer.  “While the decision to take the actions we are announcing today was a difficult one and we sincerely regret the impact it will have on many of our hard working associates, it was also a necessary step in adapting our Company to the current demand levels.  Interface remains the global leader in modular carpet tile, and it is important that we protect our profitability, cash flows and positioning in the marketplace, while also preserving our ability to invest in strategic initiatives such as market diversification and emerging geographic markets.  As a result of our restructuring, we are moving forward as a leaner company while maintaining our ability to provide superior service to our customers globally.”

Interface Announces Global Restructuring Plan Page	- 2 -

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  Those forward-looking statements include statements regarding the anticipated future charges, expenditures and savings relating to the restructuring plan described above.  In particular, all of the anticipated charges, expenditures, savings and time frame relating to the restructuring plan described above are estimates and are therefore subject to change.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 2008 and Annual Report on Form 10-K for the fiscal year ended December 30, 2007, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “The recent worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” "We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

#    #   #